UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 Or 15 (d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 7, 2005

PRB Gas Transportation, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-120129 (Commission File Number)	20-0563497 (IRS employer identification no.)
1401 17th Street, Suite 650 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01  Entry into a Material Definitive Agreement.

PRB Gas Transportation, Inc. finalized a definitive agreement to develop coal bed methane properties in an area of mutual interest in Wyoming and Montana ("AMI"). PRB will have the right to earn up to a 50% working interest in certain properties of Enterra Energy Corp's recently acquired subsidiary, Rocky Mountain Gas ("RMG"). The RMG properties, which hold natural gas leases in Montana and Wyoming, include in excess of 130,000 net acres of coal bed methane production rights.

The final agreement enables PRB to provide up to $21.8 million to acquire, drill and develop coal bed methane properties owned by RMG in the Powder River Basin. There are five development areas within the RMG properties. As PRB expends capital, it will earn a 50% interest in the 80 acres around each well developed and, on completion of the development of an area as defined in the agreement, PRB will earn an interest in such development area. On the expenditure of the $21.8 million within the AMI, PRB will have earned a 50% interest in all of the RMG properties whether or not the capital has been used to develop the RMG properties. For properties purchased and developed by PRB within the AMI, PRB and Enterra will each own a 50% working interest and PRB will be the operator of those properties. By funding the drilling and development on this acreage, PRB will also have the opportunity to gather the production on all properties except those currently dedicated to other gatherers. PRB currently plans to divide the $21.8 million drilling and development budget fairly evenly between the Wyoming and Montana properties. The Wyoming development areas include the North Gillette, South Gillette, Reno and Dilts acreage and the Montana property is Castle Rock.

Item 9.01    Financial Statements and Exhibits

 (c) Exhibits

Exhibit No.	Description
10.1	Farmout and Development Agreement
10.2	Management Services Agreement
99.1	Press Release dated September 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2005	PRB Gas Transportation, Inc. (Registrant)
/s/ William P. Brand, Jr.
William P. Brand, Jr. Vice President - Finance (Principal Financial and Accounting Officer)